UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

(Check One):
  [ ] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [X] Form 10-Q   [ ] Form N-SAR

For Period Ended: January 31, 2003

[ ] Transition Report on Form 10-K                      SEC FILE NUMBER:
[ ] Transition Report on Form 20-F                      000-33065
[ ] Transition Report on Form 11-K                      CUSIP NUMBER:
[ ] Transition Report on Form 10-Q                      427756101
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: ___________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
N/A
---


PART I -- REGISTRANT INFORMATION
--------------------------------

Herrimen Oil & Gas Inc.
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Full Name of Registrant

N/A
---
Former Name if Applicable

789 West Pender Street, Suite 460
---------------------------------
Address of Principal Executive Office (Street and Number)

Vancouver, British Columbia, V6C 1H2
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City, State and Zip Code


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PART II -- RULES 12b-25(b) AND (c)
----------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         |(a) The reasons described in reasonable detail in Part III of this |form could not be eliminated without unreasonable effort or expense; |(b) The subject annual report, semi-annual report, transition report |on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will
  X |be filed on or before the fifteenth calendar day following the |prescribed due date; or the subject quarterly report of transition |report on Form 10-Q, or portion thereof will be filed on or before the |fifth calendar day following the prescribed due date; and |(c) The accountant's statement or other exhibit required by Rule |12b-25(c) has been attached if applicable.


PART III -- NARRATIVE
---------------------

The Registrant is unable to file the subject report in a timely manner because the Registrant was not able to complete timely its financial statements without unreasonable effort or expense.


PART IV-- OTHER INFORMATION
---------------------------

(1) Name and telephone number of person to contact in regard to this notification

     Negar Towfigh                  (604) 646-6906
     -------------                  --------------
     (Name)                         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
identify report(s).  [X] Yes   [ ]No
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(3) Is it anticipated that any significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
  [ ]Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
------------------------------------------------------------------------

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                             Herrimen Oil & Gas Inc.
                             -----------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: March 13, 2003                       By:  /s/ Allen Sewell
      --------------                          ----------------------------
                                               Allen Sewell
                                               President & Director